Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Regal Beloit Corporation and the effectiveness of Regal Beloit Corporation’s internal control over financial reporting dated March 2, 2011, appearing in the Annual Report on Form 10-K of Regal Beloit Corporation for the year ended January 1, 2011, and our report dated June 29, 2011 appearing in the Annual Report on Form 11-K of Regal Beloit Corporation Retirement Savings Plan for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
August 12, 2011